UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
November 27, 2012

DRINKS AMERICAS HOLDINGS, LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19086	87-0438825
State of Incorporation	Commission File Number	IRS Employer I.D. Number

4101 Whiteside Street, Los Angeles, CA 90063
Address of principal executive offices

Registrant's telephone number: (323) 266-8765

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2012, Federico Cabo resigned his positions as the Company’s Chief Executive Officer, as well as his position serving as chairman of the Company’s board of directors.  Federico Cabo’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On November 27, 2012, Richard Cabo resigned his positions as the Company’s Chief Executive Officer, as well as his position serving on the Company’s board of directors.  Richard Cabo’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective November 27, 2012, Timothy J. Owens was appointed to serve as the Company’s Chief Executive Officer and to serve as chairman of the Company’s board of directors.

Timothy Owens, age 56, has over 25 years acting as a financial consultant across various industries, such as real estate, electronics, biotech, and environmental.  Since 2009, Mr. Owens, through his consulting company, TJO & Associates Financial and Consulting Services, specialized in investment services for developing, buying, selling and leasing commercial and residential real estate.  From 2004 to 2009, Mr. Owens, as chief executive officer of Connect One World, designed, developed and integrated remote real time video security systems geared for use in homeland security.  From 1999 to 2004, Mr. Owens served as chief executive officer of QT 5, Inc. (formerly a publicly traded corporation), a company focused on the design and development of medical in-vitro testing devices and a nationally distributed product called “Nico Water.”  Mr. Owens' received his Masters of Science Degree in Finance from La Salle University, Louisiana.

Since June 2011, Mr. Owens has been a consultant to Worldwide Beverage Imports, LLC (“WBI”).  As previously disclosed, in June 2011, the Company and WBI entered into a licensing agreement (the “Licensing Agreement”) giving the Company the right to distribute and market existing brands and products of WBI.  In accordance with the Licensing Agreement, Mr. Owens, as consultant to WBI, received an aggregate of 521,918 shares of the Company’s common stock.

There is no family relationship between Mr. Owens and any other executive officer or director of the Company.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 3, 2012

DRINKS AMERICAS HOLDINGS, LTD.

/s/ Timothy Owens
Timothy Owens, Chief Executive Officer